                           K-TRON INTERNATIONAL, INC.

                           OFFER TO PURCHASE FOR CASH
                                 450,000 SHARES
                                OF COMMON STOCK
                                 AT A PURCHASE
                           PRICE OF $18.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK
          CITY TIME, ON MARCH 17, 2000, UNLESS THE OFFER IS EXTENDED.

     K-Tron International, Inc., a New Jersey corporation (the "Company"), invites its shareholders to tender shares of its common stock, par value $.01 per share ("Shares"), to the Company at a price of $18.00 per Share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and certain other relevant documents (which together constitute the "Offer"). The Company will pay $18.00 per Share, net to the seller in cash, for 450,000 Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. The Company reserves the right, in its sole discretion and subject to certain restrictions, to purchase more or less than 450,000 Shares pursuant to the Offer.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
             THE OFFER IS SUBJECT, HOWEVER, TO CERTAIN CONDITIONS.

     As of February 11, 2000, the Company had outstanding 2,927,155 Shares. The 450,000 Shares that the Company is offering to purchase represent 15.37% of the outstanding Shares.

     The Shares are quoted on the Nasdaq National Market ("Nasdaq") under the symbol "KTII." On February 11, 2000, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make the Offer, the closing price per Share was $14.125. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 6.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

            The Date of this Offer to Purchase is February 16, 2000.

                                   TERM SHEET

     This term sheet is provided for your convenience. Please refer to the full text of this Offer to Purchase for more specific details.

WHO IS OFFERING TO BUY MY SECURITIES?

     - K-Tron International, Inc. See Section 10 for more detailed information about K-Tron.

WHAT IS THE CLASS AND AMOUNT OF SECURITIES SOUGHT IN THE OFFER?

     - We are offering to purchase 450,000 shares of our common stock. See
       Section 1 for a more detailed discussion of the offer.

HOW MUCH IS K-TRON OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT?

     - We are offering to pay $18.00 per share in cash. See Section 1 for a more detailed discussion of the purchase price.

MAY I PLACE CONDITIONS ON THE ACCEPTANCE OF MY SHARES?

     - Yes. You may specify a minimum number of your shares that we must purchase if we are to purchase any of your shares. This format is intended to assist in your tax planning. See Section 2 for a more detailed discussion of conditional tender of shares.

DOES K-TRON HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     - Yes. See Section 9 for a detailed discussion of the source and amount of funds for the transaction.

IS K-TRON'S FINANCIAL CONDITION RELEVANT TO MY DECISION WHETHER TO TENDER IN THE OFFER?

     - We expect to borrow funds to pay for most of the shares we purchase.

     - We expect that cash flow from current operations will be used to repay the indebtedness incurred and that the increased debt will not be unduly burdensome. See Section 9 for a more detailed discussion of our loan arrangements.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     - You have until 5:00 P.M. on March 17, 2000. See Section 1 for a more detailed discussion of the expiration of the offer.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

     - We can extend the offer at any time in our sole discretion.

     - If we extend the offer, we may delay the acceptance of any shares that have been tendered. See Section 14 for a more detailed discussion of extension of the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     - We will issue a press release to the Dow Jones News Service.

     - We may also communicate the extension of the offer through other means. See Section 14 for a more detailed discussion of the notification procedure.

ARE THERE ANY CONDITIONS TO THE OFFER?

     - The offer is not subject to a condition that a minimum number of shares are tendered.

     - We may terminate the offer if, following the date of the offer, another person:

        - makes a tender offer for our shares;

        - makes a proposal for a merger or acquisition involving K-Tron;

        - to our knowledge acquires or proposes to acquire more than 5% of our shares; or

        - files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire K-Tron or any of our shares.

     - We may reduce the number of shares offered to be purchased by us if we believe that the number of shares tendered would result in an existing shareholder increasing the percentage of outstanding shares owned by the shareholder by 2% or more (for example, from 6% of the outstanding shares immediately before the offer to 8% or more of the outstanding shares after the offer).

     - The offer is subject to other conditions. See Section 5 for a more detailed discussion of conditions of the offer.

HOW DO I TENDER MY SHARES?

     - If the share certificates are registered in your name, you should send the share certificates, together with a properly completed Letter of Transmittal, to American Stock Transfer & Trust Company (the "Depositary").

     - If your shares are registered in the name of a broker or other nominee, you should instruct your broker or other nominee to tender the shares on your behalf. Your broker or other nominee will execute a Letter of Transmittal on your behalf.

     - Under some conditions, you may need to obtain a signature guarantee or provide other documentation. See Section 2 for a more detailed discussion of the procedure for tendering your shares, including instructions regarding book-entry transfer.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - You can withdraw shares you previously tendered until 5:00 P.M. on March 17, 2000.

     - In addition, if we have not yet accepted your shares for payment, you may withdraw shares you previously tendered after 12:00 Midnight on April 13, 2000. See Section 3 for a more detailed discussion of withdrawal rights.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     - You must send a notice containing your name, the number of shares you tendered, the number of shares you wish to withdraw and the name of the registered holder to the Depositary, and the Depositary must receive that notice before the time to withdraw your shares has expired.

        - If you delivered or otherwise identified the certificates to the Depositary, you will need to provide the serial numbers on those certificates and your signature on your withdrawal notice must be guaranteed by an eligible institution, which means a bank, broker, dealer or other firm or entity that is a member in good standing of the Security Transfer Agents Medallion Program.

        - If your shares were to be tendered by book-entry transfer, the notice must identify the relevant account number. See Section 3 for a more detailed discussion of withdrawal procedures.

IS THIS THE FIRST STEP IN A GOING-PRIVATE TRANSACTION?

     - No.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     - You will increase your percentage ownership interest in K-Tron.

     - You will increase your percentage interest in our future earnings. See
       Section 7 for a more detailed discussion of the effects of the offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     - As of February 11, 2000, the closing price per share of K-Tron common stock, as reported by Nasdaq, was $14.125. See Section 6 for a more detailed discussion of the share price.

DO K-TRON INSIDERS OR AFFILIATES HAVE ANY MATERIAL INTEREST IN THE TRANSACTION?

     - Our executive officers and directors have informed us that they do not intend to tender their shares in connection with the offer.

     - As a result, the percentage of shares owned by our executive officers and directors will increase after the offer has been completed.

     - Assuming 450,000 shares are tendered, our executive officers' and directors' aggregate percentage ownership of our outstanding common stock will increase from 11.4% to 13.4%. See Section 8 for a more detailed discussion of the interests of our executive officers and directors.

DOES K-TRON RECOMMEND THAT I TENDER IN THE OFFER?

     - The Board of Directors has approved the offer, but is not making any recommendation whether shareholders should tender.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     - If you have questions about the tender offer, you should contact D. F. King & Co., Inc., our information agent for the offer, toll free at (800) 755-7250 (bankers and brokers call collect (212) 269-5550) or consult your broker.

                               TABLE OF CONTENTS

SECTION                                                       PAGE
-------                                                       ----
Important Information.......................................    1
Introduction................................................    2
The Offer...................................................    3
   1. Number of Shares; Proration...........................    3
   2. Procedure for Tendering Shares........................    4
   3. Withdrawal Rights.....................................    8
   4. Purchase of Shares and Payment of Purchase Price......    9
   5. Certain Conditions of the Offer.......................    9
   6. Price Range of Shares.................................   11
   7. Background and Purpose of the Offer; Certain Effects
     of the Offer...........................................   11
   8. Information Regarding the Company and its Directors
      and Executive Officers; Interests of Directors and
      Executive Officers; Transactions and Arrangements
      Concerning the Shares.................................   12
   9. Source and Amount of Funds............................   13
  10. Certain Information about the Company.................   14
  11. Effect of the Offer on the Market for Shares;
     Registration under the Exchange Act....................   15
  12. Certain Legal Matters.................................   15
  13. Certain United States Federal Income Tax
     Consequences...........................................   16
  14. Extension of the Offer; Termination; Amendment........   19
  15. Fees and Expenses.....................................   20
  16. Miscellaneous.........................................   20

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR THE OTHER DOCUMENTS SENT TO YOU IN CONNECTION WITH THE OFFER. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                             IMPORTANT INFORMATION

GENERAL

     The information agent for the Offer is D. F. King & Co, Inc. (the "Information Agent"), 77 Water Street, New York, New York, 10005 (bankers and brokers call collect (212) 269-5550, all others call toll free (800) 755-7250). Except as discussed below, any shareholders desiring to tender all or any portion of their Shares should either:

          (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee, or an agent's message (in the case of book-entry transfer), and any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 2; or

          (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 2. TO EFFECT A VALID TENDER OF SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

                                     * * *

     The Offer is not being made to (nor will any tender of Shares be accepted from or on behalf of) shareholders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Shares therein would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary for the Company to make the Offer in any such jurisdiction and extend the Offer to shareholders in such jurisdiction.

TO THE HOLDERS OF SHARES OF COMMON STOCK OF K-TRON INTERNATIONAL, INC.:

                                  INTRODUCTION

     The Company invites its shareholders to tender 450,000 Shares to the Company at a price of $18.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. The Company will pay for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more or less than 450,000 Shares.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 5.

     If, before the Expiration Date, more than 450,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares subject to the proration terms described in this Offer to Purchase.

     The $18.00 per Share purchase price will be paid net to the tendering shareholders in cash for all Shares purchased by the Company. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING SHAREHOLDER WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER PURSUANT TO THE OFFER. SEE SECTION 2.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

     On February 14, 2000, the Company announced its intention to make the Offer. The Company is making the Offer because it believes: (i) the Shares are significantly undervalued in the public market; (ii) investing in its Shares represents an attractive use of its capital and an efficient way to provide value to its shareholders; and (iii) the Offer will afford those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares at a premium to recent market prices without the usual transaction costs associated with open market sales. After the Offer is completed, the Company expects to have sufficient cash flow and access to sources of capital to continue to fund its operations.

     As of February 11, 2000, the Company had outstanding 2,927,155 Shares. The 450,000 Shares that the Company is offering to purchase represent 15.37% of the Shares that were outstanding on that date.

     The Shares are quoted on Nasdaq under the symbol "KTII." On February 11, 2000, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make the Offer, the closing price per Share was $14.125. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES. SEE SECTION 6.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 450,000 Shares, or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 3), at a net cash price of $18.00 per Share. The term "Expiration Date" means 5:00 P.M., New York City time, on March 17, 2000, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer.

     The Company reserves the right, in its sole discretion, to purchase more than 450,000 Shares pursuant to the Offer. See Section 14. In accordance with applicable regulations of the Securities and Exchange Commission (the "SEC"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for the Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought; and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday until 12:00 Midnight, New York City time on such day.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT, HOWEVER, TO CERTAIN CONDITIONS. SEE SECTION 5.

     The Company will pay the $18.00 purchase price per Share for all Shares validly tendered prior to the Expiration Date and not withdrawn upon the terms and subject to the conditions of the Offer. The Company will return, at its own expense, as promptly as practicable after the Expiration Date all of the Shares that it does not purchase, including Shares not purchased because of proration or conditional tenders.

     If the number of Shares validly tendered and not withdrawn prior to the Expiration Date is less than or equal to 450,000 Shares (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the $18.00 purchase price per Share all of the Shares so tendered, subject to its right to reduce the number of Shares to be purchased under certain circumstances, as described below in this Section 1.

     Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 450,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

          (i) on a pro rata basis, all of the Shares properly and unconditionally tendered, and all of the Shares properly and conditionally tendered for which the condition can be satisfied; and

          (ii) if the number of Shares acquired under (i) is less than 450,000, such additional Shares to total 450,000, by lot from shareholders who conditionally tendered their Shares for which the condition could not be met and in the respective amounts that each such shareholder indicated as the minimum number of Shares to be purchased by the Company.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all of the shareholders. This ratio will be applied to shareholders tendering Shares to determine the number of Shares that will be purchased from each such shareholder pursuant to the Offer.

     The Company does not anticipate that, as a result of its purchase of 450,000 Shares in the Offer, any shareholder's ownership of its outstanding common stock will increase by 2% or more of such outstanding common stock. However, if the Company's purchase of 450,000 Shares would cause such an increase, the Company reserves the right to reduce the number of Shares it will purchase to the extent necessary to prevent such an increase. Proration would then apply to such lesser number of Shares.

     Although the Company does not expect to be able to announce the final results of any proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders will be able to obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate a minimum number of Shares that the shareholder wants to tender, if any are purchased.

     This Offer to Purchase and the related Letter of Transmittal will be furnished to record holders of Shares as of February 11, 2000 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

     Proper Tender of Shares.  For Shares to be validly tendered pursuant to the
Offer:

          (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an agent's message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

          (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     It is a violation of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14e-4 promulgated thereunder, for a person to tender Shares for such person's own account unless the person so tendering:

           (i) owns such Shares; or

          (ii) owns other securities convertible into or exchangeable for Shares or owns an option, warrant or right to purchase Shares and intends to acquire such Shares for tender by conversion, exchange or exercise of such option, warrant or right.

     Section 14(e) and Rule 14e-4 contain a similar restriction applicable to a tender or guarantee of a tender on behalf of another person.

     The acceptance of Shares by the Company for payment will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 and that the tender of such Shares complies with Rule 14e-4.

     Conditional Tender of Shares. Under certain circumstances, the Company may reduce on a pro rata basis the number of Shares purchased pursuant to the Offer. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder might affect the tax treatment of such purchase to such shareholder and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares must be purchased if any such Shares so tendered are purchased, and any shareholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery.

     Any tendering shareholders wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares and each shareholder is urged to consult with his own tax advisor. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such shareholder pursuant to such Letter of Transmittal or Notice of Guaranteed Delivery will be returned as soon as practicable thereafter.

     If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below the number of Shares sought by the Company, then, to the extent feasible, the Company may select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase the number of Shares sought by the Company. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder; or (ii) Shares are tendered for the account of a bank, broker, dealer or other firm or entity that is a member in good standing of the Security Transfer Agents Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In this regard, see Section 4 for information with respect to applicable stock transfer taxes. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an agent's message (in the case of any book-entry transfer) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees or an agent's message (in the case of any book-entry transfer) and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for such Shares cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on, or prior to, the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

          (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees, or an agent's message (in the case of any book-entry transfer), or other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     Return of Shares. If any tendered Shares are not purchased, or if less than all of the Shares evidenced by a shareholder's certificates are tendered, certificates for Shares that are not purchased will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder. Restricted Shares that are returned will bear appropriate legends restricting transfer, as applicable.

     Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. Certain shareholders, including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations), are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder (other than a foreign corporation) to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 13.

     Withholding for Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of the source of such income; or (iv) a trust, if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all of the substantial decisions of the trust. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 11 of the Letter of Transmittal.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4, promulgated under the Exchange Act, for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to the Company that (i) such shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including the receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all of the tenders it determines not to be in proper form or which the acceptance of or payment for may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular shareholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

3. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless the Company has accepted the Shares for payment as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on April 13, 2000.

     For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be tendered before the Expiration Date by again following any of the procedures described in Section 2.

     If the Company extends the Offer or is delayed in its purchase of Shares for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this
Section 3.

4. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay the $18.00 per Share purchase price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

     Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the purchase price including, without limitation, by reason of any delay in making payment. Certificates for all of the Shares not purchased, including all of the Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering shareholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 5.

     The Company will pay any stock transfer taxes payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all of the stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the purchase price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 6 of the Letter of Transmittal.

5. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, or purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after February 16, 2000 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have been determined by the Company to have occurred that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened or instituted or be pending before any court, authority, agency or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative authority or agency or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer; or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above;

          (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in the sole judgment of the Company, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on February 15, 2000;

          (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries, taken as a whole;

          (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that
     (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or (ii) any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

          (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

     The Company does not anticipate that, as a result of its purchase of 450,000 Shares in the Offer, an increase in a shareholder's ownership of the Company's outstanding common stock of 2% or more of such outstanding common stock will occur. However, if the Company's purchase of 450,000 Shares would cause such an increase, the Company reserves the right to reduce the number of Shares it will purchase to the extent necessary to prevent such an increase.

6. PRICE RANGE OF SHARES

     The Shares are quoted on Nasdaq. The high and low sales prices per Share on Nasdaq as compiled from published financial sources for the periods indicated are listed below.

                                                           HIGH        LOW
                                                          -------    --------
FISCAL YEAR 1998
  First Quarter.........................................  $17.938    $15.50
  Second Quarter........................................  $21.25     $17.00
  Third Quarter.........................................  $19.813    $17.50
  Fourth Quarter........................................  $19.75     $16.875
FISCAL YEAR 1999
  First Quarter.........................................  $18.625    $17.4375
  Second Quarter........................................  $18.625    $16.75
  Third Quarter.........................................  $18.125    $14.00
  Fourth Quarter........................................  $16.50     $12.625

     On February 11, 2000, the last full trading day on Nasdaq prior to the announcement by the Company of its intention to make this Offer to Purchase, the closing price per Share on Nasdaq was $14.125. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

7. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     On February 14, 2000, the Company announced its intention to make an offer to purchase up to 450,000 Shares at $18.00 per Share, with the Offer to commence on February 16, 2000. The Company is making the Offer because it believes:

          (a) the Shares are significantly undervalued in the public market;

          (b) investing in the Company's Shares represents an attractive use of its capital and an efficient way to provide value to its shareholders; and

          (c) the Offer will afford those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares at a premium to recent market prices without the usual transaction costs associated with open market sales.

     After the Offer is completed, the Company expects to have sufficient cash flow and access to other sources of capital to fund its operations.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to sell their Shares to the Company at $18.00 per Share. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in its future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

     Prior to the Offer, the Company purchased 250,000 Shares in July 1998 for $4,531,250 ($18.125 per Share), 100,000 Shares in January 1999 for $1,812,500
($18.125 per Share), 16,400 Shares in May 1999 for $298,275 ($18.1875 per Share)
and 50,000 Shares in November 1999 for $725,000 ($14.50 per Share). The Company may, in the future, repurchase additional Shares in the open market, in private transactions, through tender offers or otherwise, although no such purchases are presently contemplated. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 of the Exchange Act generally prohibits the Company or its affiliates from purchasing any Shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of Nasdaq or any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans.

8. INFORMATION REGARDING THE COMPANY AND ITS DIRECTORS AND EXECUTIVE OFFICERS; INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     The Company, which is located at Routes 55 & 553, P.O. Box 888, Pitman, New Jersey, 08071-0888 (Phone Number: (856) 589-0500), is delivering the Offer and is filing the documents required to execute an issuer tender offer with the SEC.

     The Company's Board of Directors currently consists of seven directors, whose names, along with those of the chief executive officer and other executive officers of the Company, are set forth in the table below. Information regarding those persons' ownership of Shares is also set forth in that table. Each of the Company's directors and executive officers can be reached in care of the Company, at the Company's address and telephone number.

                                                             NUMBER OF SHARES     PERCENTAGE OF SHARES
NAME AND POSITION                                           BENEFICIALLY OWNED     BENEFICIALLY OWNED
-----------------                                           ------------------    --------------------
Edward B. Cloues, II, Director, Chairman and Chief
  Executive Officer.......................................        171,360                 5.7%
Kevin C. Bowen, President and Chief Executive Officer of
  K-Tron America, Inc.....................................         23,240                 0.8%
Lukas Guenthardt, Senior Vice President -- Strategic
  Planning, Product Development and Marketing.............         22,297                 0.8%
Ronald R. Remick, Senior Vice President, Chief Financial
  Officer and Treasurer...................................          5,900                 0.2%
Beat Steger, Managing Director of K-Tron (Schweiz) AG.....         10,500                 0.4%
Leo C. Beebe, Director....................................         60,385                 2.1%
Norman Cohen, Director....................................          7,219                 0.2%
Robert A. Engel, Director.................................          2,500                 0.1%
Richard J. Pinola, Director...............................         16,969                 0.6%
Dr. Hans-Jurg Schurmann, Director.........................         21,000                 0.7%
Jean Head Sisco, Director.................................         12,801                 0.4%

     As of February 11, 2000, there were 2,927,155 Shares outstanding, net of treasury stock, and 357,667 Shares issuable upon exercise of outstanding options. As of February 11, 2000, the Company's directors and executive officers as a group (11 persons) beneficially owned 354,171 Shares (including 173,900 Shares issuable to such persons upon exercise of options with exercise prices below $18.00 ("Exercisable

Securities")), which constituted approximately 11.4% of the outstanding Shares (including Shares issuable if all of the Exercisable Securities held by directors and executive officers were exercised) at such time.

     If the Company purchases 450,000 Shares in the Offer and no director or executive officer tenders Shares, then after the purchase of such 450,000 Shares, the Company's directors and executive officers as a group will beneficially own approximately 13.4% of the outstanding Shares, including 173,900 Shares issuable on exercise of Exercisable Securities held by directors and executive officers.

     Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor any of its associates or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 60 days prior to February 16, 2000, except for purchases of common stock under the Company's employee stock purchase plan. On December 31, 1999, Messrs. Bowen and Guenthardt purchased 691 and 659 shares of common stock, respectively, under the Company's employee stock purchase plan, at a purchase price of $11.48 per share.

     Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

9. SOURCE AND AMOUNT OF FUNDS

     Assuming that the Company purchases 450,000 Shares pursuant to the Offer at a purchase price of $18.00 per Share, net to the sellers in cash, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $100,000. The Company estimates that the funds necessary to pay such amounts will come primarily from a loan in an amount not to exceed $7,000,000 (the "Loan") from The Bank of Gloucester County (the "Bank") to K-Tron America, Inc., a wholly-owned subsidiary of the Company ("K-Tron America"). The Loan will be payable in equal monthly installments of principal plus accrued interest over a period of four years commencing May 1, 2000 and ending April 1, 2004. At the election of the Company, the Loan may bear interest at a fixed rate offered by the Bank with respect to up to one half of the principal amount, with all principal not subject to a fixed rate being subject to a variable rate of interest at one month LIBOR plus 1.85 percent. Repayment of the Loan will be secured by a mortgage on certain real estate owned by K-Tron America and located in Gloucester County, New Jersey and by inventory, accounts and equipment (other than equipment subject to purchase money security interests or similar encumbrances) owned by K-Tron America and located in Gloucester County and Camden County, New Jersey.

     The Company will guarantee payment of the Loan as well as any amounts borrowed under two other unrelated loan facilities (a mortgage note and a line of credit note) in the aggregate principal amount of $7,700,000 that the Bank previously extended to K-Tron America. As a result of this guarantee, the Bank has removed its requirement for financial covenants in K-Tron America's line of credit note that would otherwise have prevented K-Tron America from borrowing funds thereunder after the Loan had been borrowed and the proceeds advanced by K-Tron America to the Company for use in connection with the Offer.

     The Company intends to repay the Loan through cash flow from operations.

     It is estimated that the Company will incur approximately $100,000 in financing, legal and other one-time charges associated with the tender offer.

10. CERTAIN INFORMATION ABOUT THE COMPANY

     The Company is a leading worldwide producer of feeders and related equipment for the handling of bulk solids in manufacturing processes. K-Tron feeders control by mass or weight (gravimetric feeding) or by volume (volumetric feeding) the rate at which ingredients are fed into the manufacturing processes of numerous products. The major industries served by the Company's feeding equipment are plastics, food, chemical, pharmaceutical and cement, but the Company's feeders are also used in many other industries. In addition to feeding equipment, the Company designs, produces and sells pneumatic conveying systems and related equipment for the food, plastics and pharmaceutical industries, which may be used either in conjunction with certain K-Tron feeders or on a stand-alone basis, as well as electronic assemblies.

     Forward-Looking Statements. The Private Securities Litigation Reform Act of 1995 (the "Act") provides a safe harbor for forward-looking statements made by or on behalf of the Company. The Company and its representatives may from time to time make written or oral statements that are "forward-looking," including statements contained in this Offer to Purchase and other filings with the SEC, reports to the Company's shareholders and news releases. All statements that express expectations, estimates, forecasts and projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of the Company. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     A wide range of factors could materially affect future developments and performance of the Company, including the following: (i) increasing price and product/service competition by domestic and foreign competitors, including new entrants; (ii) the mix of products/services sold by the Company; (iii) rapid technological changes and developments and the Company's ability to continue to introduce competitive new products on a cost-effective basis; (iv) changes in U.S. and global financial and currency markets, including significant interest rate and foreign currency exchange rate fluctuations; (v) protection and validity of patent and other intellectual property rights, both of the Company and its competitors; (vi) the cyclical nature of the Company's business as a capital goods supplier; (vii) possible future litigation and governmental proceedings; (viii) the availability of financing and financial resources in the amounts, at the times and on the terms required to support the Company's future business, including capacity expansions and possible acquisitions; (ix) the loss of key customers, employees or suppliers; (x) the failure to carry out marketing and sales plans; (xi) the failure successfully to integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems; (xii) economic, business and regulatory conditions and changes which may affect the level of new investments and purchases made by customers, including general economic and business conditions that are less favorable than expected; and (xiii) domestic and international political and economic conditions.

     This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

     Increased Debt. The Company will borrow up to $7 million to finance the Offer. This may have important consequences. These consequences include the following:

     - the Company will have used a substantial portion of its cash;

     - a portion of the Company's cash flow will be used to make principal and interest payments on the debt incurred to finance the Offer, which will reduce the funds that would otherwise be available to the Company for operations, capital expenditures and future business opportunities;

     - a substantial decrease in the Company's cash flow or a substantial increase in its expenses could make it difficult for the Company to meet its debt service requirements and force the Company to modify its operations;

     - the Company may have more debt than its competitors, which may place it at a competitive disadvantage; and

     - the Company's level of debt may make it more vulnerable to a downturn in its business or the economy in general.

     Debt Covenants. The Company has borrowed money through K-Tron America to finance the Offer. The bank financing that K-Tron America and the Company have entered into contains several significant covenants that impose restrictions on the Company and its subsidiaries. These covenants include, without limitation, restrictions on (i) indebtedness; (ii) liens; (iii) mergers and acquisitions; and (iv) certain upstreaming of funds from K-Tron America to the Company or K-Tron Technologies, Inc., a wholly-owned subsidiary of the Company.

     Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, options granted to them, the principal holders of the Company's Shares and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 2120, Washington DC 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The SEC also maintains a Website on the internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC.

11. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of shareholders. Nonetheless, the Company believes that a sufficient number of Shares will be outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the National Association of Securities Dealers, Inc., the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to no longer be quoted on Nasdaq.

     The Shares currently are "margin securities" under the rules of the Federal Reserve. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming subject to deregistration under the Exchange Act.

12. CERTAIN LEGAL MATTERS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. The Company also is not aware of any applicability of antitrust laws to this transaction. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or take such other action. The Company cannot predict whether it may be required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

13. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     In General. The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. As discussed below, depending upon a shareholder's particular circumstances, the Company's purchase of such shareholder's Shares pursuant to the Offer may be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, such a purchase generally will be referred to in this section of the Offer to Purchase as an "exchange" of Shares for cash.

     Scope. This summary does not apply to Shares acquired as compensation. The summary discusses only Shares held as capital assets, within the meaning of
Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a United States Holder is a holder of Shares that is (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally taxed in a manner similar to a United States Holder (for purposes of this section, "Shareholder"); however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 2 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld.

     THE SUMMARY DISCUSSION SET FORTH HEREIN IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE OF SHARES PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED HEREIN.

     Characterization of the Sale. An exchange of Shares by a Shareholder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences of such exchange to a Shareholder may vary depending upon the Shareholder's particular facts and circumstances. Under Section 302 of the Code, an exchange of Shares by a Shareholder with the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a deemed distribution by the Company with respect to Shares continued to be held (or deemed to be held) by the tendering Shareholder) if the receipt of cash upon such exchange (i) is "substantially disproportionate" with respect to the Shareholder; (ii) results in a "complete redemption" of the Shareholder's interest in the Company; or (iii) is "not essentially equivalent to a dividend" with respect to the Shareholder. These tests (the "Section 302 tests") are explained more fully below.

     If any of the Section 302 tests is satisfied, and the sale of the tendered Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering Shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the Shareholder pursuant to the Offer and the Shareholder's adjusted tax basis in the Shares sold pursuant to the Offer. Such capital gain or loss will generally be long-term capital gain or loss if the tendering Shareholder held the tendered Shares for more than 12 months. Under current law, any such gain or loss recognized by individuals, trusts or estates will be subject to a maximum 20% tax rate.

     If none of the Section 302 tests is satisfied, then, to the extent of the Company's current and accumulated earnings and profits, the tendering Shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the Shareholder pursuant to the Offer (without reduction for the adjusted tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate Shareholders eligible for the dividends-received deduction) the tendering Shareholder's adjusted tax basis in the Shares exchanged pursuant to the Offer will be added to such Shareholder's adjusted tax basis in his remaining Shares, if any. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular Shareholder, and thus no assurance can be given that any particular Shareholder will not be treated as having received a dividend taxable as ordinary income. If the exchange of Shares by a Shareholder is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the current and accumulated earnings and profits of the Company will be treated, first, as a nontaxable return of capital to the extent of the Shareholder's adjusted tax basis in his Shares, and thereafter, as taxable capital gain, to the extent the cash received exceeds such basis.

     Constructive Ownership of Stock. In determining whether any of the Section 302 tests is satisfied, a Shareholder must take into account not only the Shares which are actually owned by the Shareholder, but also Shares which are constructively owned by the Shareholder by reason of the attribution rules contained in Section 318 of the Code. Under Section 318 of the Code, a Shareholder may be treated as owning (i) Shares that are actually owned, and in some cases constructively owned, by certain related individuals or entities in which the Shareholder owns an interest, or, in the case of Shareholders that are entities, by certain individuals or entities that own an interest in the Shareholder; and (ii) Shares which the Shareholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the Shareholder. EACH SHAREHOLDER SHOULD BE AWARE THAT, BECAUSE PRORATION MAY OCCUR IN THE OFFER, EVEN IF ALL OF THE SHARES ACTUALLY AND CONSTRUCTIVELY OWNED BY A SHAREHOLDER ARE TENDERED PURSUANT TO THE OFFER, FEWER THAN ALL OF SUCH SHARES MAY BE PURCHASED BY THE COMPANY. THUS, PRORATION MAY AFFECT WHETHER A SALE BY A SHAREHOLDER PURSUANT TO THE OFFER WILL MEET ANY OF THE SECTION 302 TESTS.

     Section 302 Tests. One of the following tests must be satisfied in order for the exchange of Shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

     a. Substantially Disproportionate Test. The receipt of cash by a Shareholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the Shareholder immediately following the exchange of Shares pursuant to the Offer (treating as not being outstanding all of the Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such Shareholder immediately before the exchange of Shares pursuant to the Offer (treating as outstanding all of the Shares purchased pursuant to the Offer). Shareholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation and circumstances.

     b. Complete Redemption Test. The receipt of cash by a Shareholder will be a "complete redemption" if either (i) all of the Shares actually and constructively owned by the Shareholder are exchanged pursuant to the Offer; or
(ii) all of the Shares actually owned by the Shareholder are exchanged pursuant to the Offer and, with respect to the Shares constructively owned by the Shareholder which are not exchanged pursuant to the Offer, the Shareholder is eligible to waive (and effectively waives) constructive ownership of all of such Shares under procedures described in Section 302(c) of the Code. Shareholders considering making such a waiver should do so in consultation with their own tax advisors.

     c. Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a Shareholder fails to satisfy the "substantially disproportionate" test and the "complete redemption" test, a Shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the Shareholder's exchange of Shares pursuant to the Offer results in a "meaningful reduction" in the Shareholder's proportionate interest in the Company. Whether the receipt of cash by a Shareholder who exchanges Shares pursuant to the Offer will be "not essentially equivalent to a dividend" will depend upon the Shareholder's particular facts and circumstances. The IRS has indicated in published Revenue Rulings that even a small reduction in the proportionate interest of a small minority Shareholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held, for example, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a Shareholder in a publicly-held corporation who held a minimal interest and who exercised no control over the affairs of the corporation from .0001118% to .0001081% (a reduction of only 3.3% in the Shareholder's prior percentage ownership interest) would constitute a "meaningful reduction." Shareholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application to their particular situation and circumstances.

     The Company cannot predict whether or to what extent the Offer will be over-subscribed. If the Offer is over-subscribed, proration of the tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a Shareholder can be given no assurance that a sufficient number of such Shareholder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above unless the Shareholder makes a conditional tender as described in Section 2.

     If a Shareholder sells Shares to persons other than the Company at or about the time such holder also exchanges Shares pursuant to the Offer, and the various sales effected by the Shareholder are part of an overall plan to reduce or terminate such Shareholder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the Shareholder's exchange of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the Shareholder satisfies any of the Section 302 tests described above.

     Corporate Shareholder Dividend Treatment. If an exchange of Shares pursuant to the Offer by a corporate Shareholder is treated as a dividend, the corporate Shareholder may be entitled to claim a deduction in an amount equal to 70% of the gross dividend under Section 243 of the Code, subject to applicable limitations. Corporate Shareholders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Moreover, under Section 246A of the Code, if a corporate Shareholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the Shareholder's total adjusted tax basis in the Shares.

     In addition, any amount received by a corporate Shareholder pursuant to the Offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. In such case, a corporate Shareholder would be required under Section 1059(a) of the Code to reduce its adjusted tax basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the Shareholder's adjusted tax basis in its Shares, to treat the excess as gain from the sale of such Shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking account only of the Shareholder's adjusted tax basis in the Shares that were sold, without regard to other Shares that the Shareholder may continue to own. Corporate Shareholders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer and to any dividends which may be treated as paid with respect to Shares sold pursuant to the Offer.

     Foreign Shareholders. See Section 2 with respect to the withholding of taxes for foreign shareholders.

     Backup Withholding. See Section 2 with respect to the application of United States federal income tax backup withholding.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof.

     The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 12:00 noon, New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(3) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act, which requires that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. Pursuant to Rule 13e-4(f)(1)(ii), if (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought; and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

15. FEES AND EXPENSES

     D. F. King & Co., Inc. and American Stock Transfer & Trust Company are providing services as Information Agent and Depositary, respectively, in connection with the Offer, and the Company will pay reasonable and customary compensation for their services in such capacities. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Information Agent may contact shareholders by mail, telephone, fax, email, telex, telegraph and personal interviews, and may request brokers, dealers and other shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

16. MISCELLANEOUS

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

February 16, 2000                                     K-TRON INTERNATIONAL, INC.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the applicable address set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                                 40 Wall Street
                                   46th Floor
                            New York, New York 10005

                         If by facsimile transmission:
                        (For Eligible Institutions only)
                                 (718) 234-5001

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005

                BANKERS AND BROKERS CALL COLLECT (212) 269-5550
                    ALL OTHERS CALL TOLL FREE (800) 755-7250